Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL

AMENDMENT #1 TO THE SECOND AMENDMENT

TO THE TECHNOLOGY, LICENSE, DEVELOPMENT, RESEARCH AND COLLABORATION AGREEMENT

This Amendment #1 to the Second Amendment to the Technology, License, Development, Research and Collaboration Agreement (the “Amendment #1”) is entered as of April 1, 2015 by and between:

Amyris, Inc., a Delaware corporation having its place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (“AMYRIS”)

and

Total Energies Nouvelles Activités USA SAS (formerly known as Total Gas & Power USA SAS), a company existing and organized under the French law having its head office located at 24, cours Michelet, 92800 Puteaux, France (“TOTAL”).

AMYRIS and TOTAL are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on June 21, 2010, AMYRIS and TOTAL Gas & Power USA Biotech, Inc. entered into the Technology License, Development, Research and Collaboration Agreement, as amended by the First Amendment dated as of November 23, 2011 (the “Agreement”);

WHEREAS, TOTAL Gas & Power USA Biotech, Inc. assigned the Agreement to TOTAL Gas & Power USA SAS as set forth in that certain letter dated January 11, 2011;

WHEREAS, TOTAL Gas & Power USA SAS (now Total Energies Nouvelles Activités USA SAS) and Amyris entered into the Second Amendment to the Technology, License, Development, Research and Collaboration Agreement on July 30, 2012, which amends certain portions of the Agreement (the “Second Amendment”);

WHEREAS the Parties now desire to amend certain terms and conditions of the Second Amendment;

NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree to the following provisions and to amend the Second Amendment, as follows:

1.	Section 9.A “Hydrogenation Patent Rights” is replaced in its entirety and shall now read as follows:

“With respect to any published patent applications or patents filed on results generated in the development activities conducted by TOTAL pursuant to Section 7.B.1(i) of the Second Amendment, if requested by AMYRIS, TOTAL will grant to AMYRIS a non-exclusive, sublicensable, royalty-bearing (at a commercially reasonable rate) license, under published patent applications and patents resulting from TOTAL hydrogenation activities with farnesene and/or farnesene derivatives provided by AMYRIS and conducted pursuant to Section 7 above, to the extent such patents would enable AMYRIS to practice AMYRIS Farnesene IP that AMYRIS otherwise could not practice due to the claims of the TOTAL patents to Make and Sell (i) in the Excluded Markets, products derived from farnesene, or (ii) products other than those that compete with products commercialized by TOTAL or its Affiliates, on a country by country basis.  For clarity, the preceding license would not give AMYRIS any license, rights, or access under or to any trade secrets or know-how resulting from TOTAL hydrogenation activities with farnesene and/or farnesene derivatives provided by AMYRIS and conducted pursuant to Section 7 above if such trade secrets or know-how are not disclosed in such published patent applications or patents, nor would it obligate TOTAL to disclose, transfer, or otherwise provide any such trade secrets or know-how to AMYRIS.  In the event that AMYRIS wishes to obtain a license for any such products, it may notify TOTAL of the proposed products and jurisdictions for which it wishes to obtain a license, and in such case of clause (ii), the Parties shall promptly consult regarding TOTAL’s plans and activities with respect to such products and jurisdictions.  If there is a disagreement regarding whether the products compete with those products commercialized by TOTAL or its Affiliates, as described in clause (ii), the senior executives shall as soon as possible meet and attempt in good faith to resolve the disagreement.  If they are unable to reach agreement on the behalf of the Parties, such disagreement shall be resolved by arbitration.

With respect to any published patent applications or patents filed on results generated in the development activities conducted by TOTAL pursuant to Section 7.B.1(i) of this Second Amendment, if requested by the JV Company, TOTAL will grant to the JV Company an exclusive, worldwide, royalty-bearing (at a commercially reasonable rate) license, under published patent applications and patents resulting from TOTAL hydrogenation activities with farnesene and/or farnesene derivatives provided by AMYRIS and conducted pursuant to Section 7 above, to develop and/or optimize the process of making farnesene from the Commercial Farnesene Strain and purifying and converting farnesene into farnesane, and to Make and Sell JV Products.  For clarity, the preceding license would not give JV Company any license, rights, or access under or to any trade secrets or know-how resulting from TOTAL hydrogenation activities with farnesene and/or farnesene derivatives provided by AMYRIS and conducted pursuant to Section 7 above if such trade secrets or know-how are not disclosed in such published patent applications or patents, nor would it obligate TOTAL to disclose, transfer, or otherwise provide any such trade secrets or know-how to JV Company.  The foregoing license shall, with TOTAL’s further written consent, which shall not be unreasonably withheld, be sublicensable to Third Party toll manufacturers. If the JV Company wishes to sublicense such rights to a Third Party toll manufacturer, it shall provide a written notice to TOTAL requesting its consent and indicate the name of the contemplated Third Party toll manufacturer. Upon receipt of such notice, TOTAL may offer to act as toll manufacturer for such hydrogenation activities instead of the Third Party, but JV Company does not have to accept such offer, and such rejection is not reasonable grounds for Total to withhold its consent to a sublicense.”

2.	Section 9.C “Implementation of License Rights” is amended as follows:

“For any license described in this Section 9, if the JV Company, TOTAL (in the case of a TOTAL Buy-Out) or AMYRIS, as applicable, provides notice that it wishes to obtain a license as described therein, the licensor and the licensee shall promptly negotiate in good faith royalty and other terms, which shall reflect market conditions for the licensed intellectual property rights. Upon TOTAL’s receipt of such notice from the JV Company or AMYRIS, as applicable, for a license under Section 9.A, TOTAL may offer to act as toll manufacturer for such hydrogenation activities for the JV Company or AMYRIS, as applicable, as a possible alternative to the requested license.  However, the decision to choose between obtaining the requested license under Section 9.A or hiring TOTAL as a toll manufacturer remains at the sole discretion of the JV Company or AMYRIS, as applicable. The JV Company or AMYRIS, as applicable, may reject TOTAL’s tolling offer for any reason and instead obtain the requested license under Section 9.A.”

3.	Add a new Section 22 to the Second Amendment:

“22. into [*] (“Phase 1 [*] Activities”) and that such Phase 1 [*] Activities shall not be treated as part of the Biofene Development Project or the R&D Collaboration. For clarity, Phase 1 [*] Activities will include the [*] of such [*] not comprising the Mevalonate Pathway (as defined in the Agreement) (such [*] will then be recovered to validate their activity [*] by adding [*], but it will not include any testing of the [*] that comprises the Mevalonate Pathway (as defined in the Agreement). The Parties also agree that any and all Inventions conceived and reduced to practice by or on behalf of TOTAL (with the [*]) in such Phase 1 [*] Activities (collectively, “Phase 1 [*] IP”), will, for purposes of the Agreement and Second Amendment, be considered TOTAL Non-Collaboration IP.

Upon completion of the Phase 1 [*] Activities, TOTAL agrees that it will promptly offer to introduce, via Section 6.1(c) of the Agreement, the Phase 1 [*] IP into the R&D Collaboration. If accepted by the Parties into the R&D Collaboration per Section 6.1(c) of the Agreement, such Phase 1 [*] IP will then be considered TOTAL Included IP under the Agreement and Second Amendment.”

Except as specifically modified herein, all other terms of the Second Amendment and the Agreement shall remain in full force and effect.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

This Amendment #1 is executed by the authorized representatives of the Parties as of the date first above written.

AMYRIS, INC.	TOTAL ENERGIES NOUVELLES ACTIVITES USA, SAS

/s/ Nicholas Khadder	/s/ Jean-Marc Otero Del Val
Name: Nicholas Khadder	Name: Managing Director
Title: General Counsel	Title: Jean-Marc OTERO DEL VAL